U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 7, 2003

Stealth MediaLabs, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-26439	98-0203927
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11475 Commercial Ave., Suite 11
Richmond, Illinois		60071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 356-0799

Not applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

     Registrant has concluded that its lack of financial resources and working capital may have a material adverse effect on the business of Registrant and its ability to continue as a going concern. As of the date of this report, Registrant’s available cash is insufficient for Registrant to engage consultants to complete the software development required to commercialize the StealthChannel technology under a planned sublicense to SunnComm, Inc. announced in March 2003, and to make required minimum royalty payments due the end of April, 2003 to the University of Miami to maintain Registrant’s exclusive right to utilize the technology. If the Registrant’s exclusive license is terminated, it is unlikely that Registrant would be able to continue to develop and commercialize any aspect of our StealthChannel technology.

     Registrant has been unable to secure debt or equity investments from third parties. Accordingly, certain of the founding stockholders, including the President of the Company (the “Founders”), have proposed and plan to invest approximately $320,000 in equity and to loan an additional $320,000 to Registrant, for a total of at least $640,000. Approximately $120,000 of the loan was advanced in March, 2003.

     The expected terms for the equity investment would be common stock at $0.08 per share (4.0 million shares of common stock) plus warrants to purchase up to an additional 20 million shares at $0.10 per share during a three year period. The debt would be represented by a one year secured debenture with interest at 15% per annum, payable quarterly, with provisions that if the principal and interest is not fully paid at maturity, in addition to the Debentureholder’s right to pursue collection of the debt, a number of bonus shares of Registrant’s Common Stock would be issued to each Debentureholder, equal to the unpaid principal plus accrued interest at maturity divided by $0.08 per share (“bonus shares”); and five (5) three year stock purchase warrants exerciseable at $0.10 per share for each bonus share issued.

     The issuance of these securities will be materially dilutive to existing stockholders and warrantholders of the Registrant, but Registrant has concluded that no other financing on any better terms is available to Registrant. Registrant intends to permit other stockholders who have made material cash investments in Registrant or its predecessor, BitzMart, Inc. during the past two years to invest in equity and debt of Registrant on the same terms as are described above and has proposed that such investors match the proposed investment of the Founders.

     Registrant is authorized in its corporate charter to issue up to 30,000,000 shares of common stock. Issuance of common stock described above would exhaust Registrant’s authorized common stock, before any warrants are exercised. Accordingly Registrant expects to request that its stockholders approve amendments to the Articles of Incorporation of the Registrant to increase the number of authorized shares of Common Stock to at least 150,000,000 shares. The Founders of the Company hold sufficient Common Stock to assure that such an amendment will ultimately be approved.

     In addition to the adverse effect our limited financial resources is having on our business, we are unable to pay or make other financial arrangements with our independent auditors to have that firm review our Quarterly Report on Form 10-QSB for the quarter ended January 31, 2003, which was due to be filed by March 24, the extended deadline. Registrant now plans to file its Form 10-QSB for the first quarter, which will be unaudited, without benefit from such a review by the auditors, which is required by Regulation SB.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits. none.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                 STEALTH MEDIALABS, INC.

Dated:         April 7, 2003                                                                  By: /s/ Howard Leventhal
                                                                                                                         Howard Leventhal, President